EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Vishay Precision Group, Inc. Deferred Compensation Plan of our reports dated March 12, 2013, with respect to the combined and consolidated financial statements of Vishay Precision Group, Inc. and the effectiveness of internal control over financial reporting of Vishay Precision Group, Inc. included in the Annual Report (Form 10-K) of Vishay Precision Group, Inc. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
March 12, 2013